Filed Pursuant to Rule 433
Registration Statement Nos. 333-288301 and 333-288301-01
TAKEDA U.S. FINANCING, INC.
US$1,650,000,000 5.200% GUARANTEED NOTES DUE 2035
FINAL TERM SHEET
Dated June 26, 2025

Issuer:	Takeda U.S. Financing, Inc. (the “Issuer”)

Guarantor:	Takeda Pharmaceutical Company Limited (the “Guarantor”)

Security:	US$1,650,000,000 5.200% Guaranteed Notes due 2035 (the “Notes”)

Expected Issue Ratings*:	Moody’s: Baa1 (Stable) / S&P: BBB+ (Stable)

Format:	SEC registered

Status of Notes:	Senior, Unsecured

Status of Guarantee:
The guarantee of the notes will be the Guarantor’s direct, unconditional, unsubordinated and unsecured general obligation and will rank pari passu with all of the Guarantor’s other unsubordinated and unsecured obligations (except for statutorily preferred obligations) from time to time outstanding.

Denomination:	US$200,000 and integral multiples of US$1,000 in excess thereof

Pricing Date:	June 26, 2025

Settlement Date:	July 2, 2025 (T+4)

Maturity Date:	July 7, 2035

Principal Amount:	US$1,650,000,000

Coupon:	5.200% (per annum, payable semi-annually in arrears)

Interest Payment Dates:	January 7 and July 7 of each year, commencing January 7, 2026

Issue Price:	99.644% plus accrued interest, if any, if settlement occurs after July 2, 2025

Benchmark Treasury:	4.250% due May 15, 2035

Benchmark Treasury Price/Yield:	100-01 / 4.246%

Spread to Benchmark:	T+100 bps

Yield to Maturity:	5.246%

Day Count Fraction:	30/360, unadjusted

Business Days:	New York, London, Tokyo

Business Day Convention:	Following

Joint Bookrunners:	J.P. Morgan Securities LLC SMBC Nikko Securities America, Inc.

Passive Bookrunners:	BNP Paribas BofA Securities, Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

Co-Managers[**]:	Barclays Capital Inc. Citigroup Global Markets Inc. Commerz Markets LLC Goldman Sachs & Co. LLC Mizuho Securities USA LLC Wells Fargo Securities, LLC

Billing & Delivery:	J.P. Morgan Securities LLC

Trustee:	The Bank of New York Mellon

Settlement:	DTC, Euroclear and Clearstream

Optional Redemption:
The Issuer has the option to redeem the Notes, in whole or in part, at any time prior to April 7, 2035 (the “Par Call Date”), at a redemption price equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes being redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the preliminary prospectus supplement dated June 26, 2025 relating to the Notes (the “Preliminary Prospectus Supplement”)) plus 15 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the Notes being redeemed; plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.
On or after the Par Call Date, the Issuer may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Optional Tax Redemption:
The Notes may be redeemed at any time, at the Issuer’s option and sole discretion, in whole, but not in part, and upon giving not less than 30 nor more than 60 days’ notice of redemption to the trustee and the holders (which notice shall be irrevocable), at the principal amount of the Notes together with interest accrued to the date fixed for redemption and any additional amounts thereon, if the Issuer or the Guarantor has been or will be obliged to pay any additional amounts with respect to such Notes as a result of (a) any change in, or amendment to, the laws or regulations of a Tax Jurisdiction (as defined in the Preliminary Prospectus (as defined below)) or any authority thereof or therein having power to tax, or any change in application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of the issuance of the Notes or (b) after the completion of any Succession Event (as defined in the Preliminary Prospectus), any change in, or amendment to, the laws or regulations of the jurisdiction of the succeeding entity or any political subdivision or any authority thereof or therein having power to tax, or any change in application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of such Succession Event, and in either case such obligation cannot be avoided through the taking of reasonable measures available to the Issuer (or, if applicable, the Guarantor) or the succeeding entity, as the case may be.

Use of Proceeds:	The net proceeds from the offering of the Notes to the Issuer are expected to be remitted via intercompany loan or dividend to the Guarantor, which will use such proceeds to pay down certain indebtedness and for general corporate purposes.

CUSIP:	87406BAA0

ISIN:	US87406BAA08

Governing Law:	New York Law
* A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agencies.
[** One or more of the underwriters may not be U.S.-registered broker-dealers. All sales of securities in the United States will be made by or through U.S.-registered broker-dealers, which may include affiliates of one or more of the underwriters.]
The Issuer and the Guarantor have filed a registration statement (including a prospectus dated June 25, 2025 (the “Base Prospectus”)) and a preliminary prospectus supplement dated June 26, 2025 (together with the Base Prospectus, the “Preliminary Prospectus”) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus and other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, if you request it by calling J.P. Morgan Securities LLC (collect) at (212) 834-4533 or SMBC Nikko Securities America, Inc. at (212) 224-5135.
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

No PRIIPs KID - No PRIIPs key information document (KID) has been prepared as the Notes are not available to retail investors in the EEA or in the United Kingdom. See “PROHIBITION OF SALES TO EEA RETAIL INVESTORS” and “PROHIBITION OF SALES TO U.K. RETAIL INVESTORS” in the Preliminary Prospectus.

US$750,000,000 5.900% GUARANTEED NOTES DUE 2055
FINAL TERM SHEET
Dated June 26, 2025

Issuer:	Takeda U.S. Financing, Inc. (the “Issuer”)

Guarantor:	Takeda Pharmaceutical Company Limited (the “Guarantor”)

Security:	US$750,000,000 5.900% Guaranteed Notes due 2055 (the “Notes”)

Expected Issue Ratings*:	Moody’s: Baa1 (Stable) / S&P: BBB+ (Stable)

Format:	SEC registered

Status of Notes:	Senior, Unsecured

Status of Guarantee:
The guarantee of the notes will be the Guarantor’s direct, unconditional, unsubordinated and unsecured general obligation and will rank pari passu with all of the Guarantor’s other unsubordinated and unsecured obligations (except for statutorily preferred obligations) from time to time outstanding.

Denomination:	US$200,000 and integral multiples of US$1,000 in excess thereof

Pricing Date:	June 26, 2025

Settlement Date:	July 2, 2025 (T+4)

Maturity Date:	July 7, 2055

Principal Amount:	US$750,000,000

Coupon:	5.900% (per annum, payable semi-annually in arrears)

Interest Payment Dates:	January 7 and July 7 of each year, commencing January 7, 2026

Issue Price:	99.734% plus accrued interest, if any, if settlement occurs after July 2, 2025

Benchmark Treasury:	4.625% due February 15, 2055

Benchmark Treasury Price/Yield:	96-30+ / 4.819%

Spread to Benchmark:	T+110 bps

Yield to Maturity:	5.919%

Day Count Fraction:	30/360, unadjusted

Business Days:	New York, London, Tokyo

Business Day Convention:	Following

Joint Bookrunners:	J.P. Morgan Securities LLC SMBC Nikko Securities America, Inc.

Passive Bookrunners:	BNP Paribas BofA Securities, Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

Co-Managers[**]:	Barclays Capital Inc. Citigroup Global Markets Inc. Commerz Markets LLC Goldman Sachs & Co. LLC Mizuho Securities USA LLC Wells Fargo Securities, LLC

Billing & Delivery:	J.P. Morgan Securities LLC

Trustee:	The Bank of New York Mellon

Settlement:	DTC, Euroclear and Clearstream

Optional Redemption:
The Issuer has the option to redeem the Notes, in whole or in part, at any time prior to January 7, 2055 (the “Par Call Date”), at a redemption price equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes being redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the preliminary prospectus supplement dated June 26, 2025 relating to the Notes (the “Preliminary Prospectus Supplement”)) plus 20 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the Notes being redeemed; plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.
On or after the Par Call Date, the Issuer may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Optional Tax Redemption:
The Notes may be redeemed at any time, at the Issuer’s option and sole discretion, in whole, but not in part, and upon giving not less than 30 nor more than 60 days’ notice of redemption to the trustee and the holders (which notice shall be irrevocable), at the principal amount of the Notes together with interest accrued to the date fixed for redemption and any additional amounts thereon, if the Issuer or the Guarantor has been or will be obliged to pay any additional amounts with respect to such Notes as a result of (a) any change in, or amendment to, the laws or regulations of a Tax Jurisdiction (as defined in the Preliminary Prospectus (as defined below)) or any authority thereof or therein having power to tax, or any change in application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of the issuance of the Notes or (b) after the completion of any Succession Event (as defined in the Preliminary Prospectus), any change in, or amendment to, the laws or regulations of the jurisdiction of the succeeding entity or any political subdivision or any authority thereof or therein having power to tax, or any change in application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of such Succession Event, and in either case such obligation cannot be avoided through the taking of reasonable measures available to the Issuer (or, if applicable, the Guarantor) or the succeeding entity, as the case may be.

Use of Proceeds:	The net proceeds from the offering of the Notes to the Issuer are expected to be remitted via intercompany loan or dividend to the Guarantor, which will use such proceeds to pay down certain indebtedness and for general corporate purposes.

CUSIP:	87406BAB8

ISIN:	US87406BAB80

Governing Law:	New York Law
* A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agencies.
[** One or more of the underwriters may not be U.S.-registered broker-dealers. All sales of securities in the United States will be made by or through U.S.-registered broker-dealers, which may include affiliates of one or more of the underwriters.]
The Issuer and the Guarantor have filed a registration statement (including a prospectus dated June 25, 2025 (the “Base Prospectus”)) and a preliminary prospectus supplement dated June 26, 2025 (together with the Base Prospectus, the “Preliminary Prospectus”) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus and other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, if you request it by calling J.P. Morgan Securities LLC (collect) at (212) 834-4533 or SMBC Nikko Securities America, Inc. at (212) 224-5135.
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

No PRIIPs KID - No PRIIPs key information document (KID) has been prepared as the Notes are not available to retail investors in the EEA or in the United Kingdom. See “PROHIBITION OF SALES TO EEA RETAIL INVESTORS” and “PROHIBITION OF SALES TO U.K. RETAIL INVESTORS” in the Preliminary Prospectus.